SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
SECOND AMENDMENT

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 24, 2006

FUEGO ENTERTAINMENT, INC.
(Exact name or registrant as specified in its charter)

Nevada	20-2078925
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

19250 NW 89th Court, Miami, Florida 33018
(Address of Principal Executive Offices, Including Zip Code)

(305) 829-3777
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This amended Form 8K/A 2nd Amended amends Form 8K filed with the Security and Exchange Commission on September 28, 2006 and Form 8K/A 1st Amended filed with the Security and Exchange Commission on December 11, 2006 . The Form 8K filed September 28, 2006 and the Form 8K/A 1st Amended filed December 11, 2006, Exhibits 10.1 contained an incorrect Press Release. The correct Press Release is attached herein as Exhibit 99.1

Item 2.01.  Completion of Acquisition or Disposition of Assets.

Fuego Entertainment, Inc. (FEI), entered into a management agreement with an affiliate, Fuego Entertainment Media, LLC, (FEML) to manage and operate the network of the affiliate. Previously, FEML entered into a lease/purchase option arrangement with the antenna’s owner to enable FEML to broadcast its programming content based on monthly lease payments until such time as FEML could determine that the two year underlying option agreement should be exercised.

FEI also acquired from FEML, an option to acquire the FEML antenna purchase option on the same terms and conditions that FEML had agreed to purchase it, in the event FEI was able to earn substantial management fees from the programming content over a sustained period of time, and FEI was able to arrange suitable financing to acquire the antenna outright which was a cost of approximately 3.2 million dollars for the Las Vegas Television Station and 3.8 million for the three televison stations in Puerto Rico

FEI will be required to hire qualified programming and tecnichal personnel to facilitate the management agreement with FEML, and will incur substantial related costs and expenses to enable it to initiate and carry out its obligations under the agreement with FEML. FEI is activily seeking financing for these projects.

FEI has no financial ownership interest in FEML and none is contemplated under the existing agreement with FEML.

Item 9.01 Financial Statements and Exhibits

a) Financial Statements
None

b) Exhibits

Exhibit No. Description

99.1    Press Release - MIAMI, September 28, 2006 -- Fuego Entertainment Announces the Launch of Fuego Television Network in Puerto Rico and Soon, Las Vegas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The registrant has duly caused this report to be signed on its behalf by The undersigned hereunto duly authorized.

FUEGO ENTERTAINMENT, INC.,

Date: May 9, 2007	By:	/s/ Hugo M. Cancio
Hugo M. Cancio
Title: Principal Executive Officer